Exhibit 10.8

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is entered into as of August 1, 2004 ("Effective Date") between DynTek, Inc. ("Company") and Robert I. Webber ("Executive").

                                    RECITALS

      Company wishes to employ Executive as its Chief Financial Officer and member of the board of directors, and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement.

      IT IS AGREED as follows:

      1. Employment. Company hereby employs Executive as its Chief Financial Officer. Executive accepts such employment.

      2. Term. The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under
Section 10, until the day before the first anniversary of the Effective Date, i.e., July 31, 2005 (the "Term"), provided that on the day before each anniversary of the Effective Date, the Term shall be automatically extended for successive additional one (1) year periods unless at least thirty (30) days prior to such anniversary date, either Company or Executive furnishes the other with written notice that the Term not be so extended.

      3. Duties. Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a Chief Financial Officer, consistent with Company policies and budgets and directives of Company's Board of Directors, together with any additional duties assigned to him from time to time by the Chief Executive Officer or Board of Directors. Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties. Executive shall provide services to any subsidiary or affiliate of Company without additional compensation and benefits beyond those set forth in this Agreement. Executive shall serve on the Board(s) of Directors of Company and any affiliate or subsidiary.

      4. Base Salary. Executive shall be paid a base salary of Three Hundred Thousand Dollars ($300,000.00) per annum for the Term payable, less applicable withholding, in equal monthly payments or more frequently in accordance with Company's regular practice. Upon extension of the Term, Executive's base salary will be set by the Compensation Committee of Company; provided, however, that Executive's base salary shall not be reduced from the base salary immediately previously in effect.

      5. Bonus. Executive shall be eligible to receive an incentive bonus during each fiscal year of the Term. The bonus shall be based upon the achievement of criteria and in amounts as set forth in a bonus plan established by the Compensation Committee; provided, however, that the target bonus for fiscal year 2005 shall be One Hundred Thousand Dollars ($100,000), as adjusted pursuant to the Executive Bonus Plan.


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      6. Restricted Stock. Executive shall be eligible to receive a grant of
50,000 shares of restricted stock in the Company in each year that (a) the fiscal year end common stock price exceeds the previous year end common stock price by 25%, or a lesser amount established by the Board of Directors. (Stock prices shall be based on the usual 10-day average ending on June 30 of each fiscal year.) The restricted stock award hereunder shall vest upon Executive's continued employment one (1) year after the grant, unless Executive is terminated by the Company without Cause or pursuant to a Change in Control under
Section 10(g), in which event it shall vest upon such termination.

      7. Stock Options. Executive is hereby granted options to purchase 660,000 shares of Company common stock at ________ ($.___) cents per share, vesting in one (1) year, in accordance with the policies of the Company in effect for executive management stock option grants. The grant hereunder shall vest upon Executive's continued employment one (1) year after the grant, unless Executive is terminated by the Company without Cause or pursuant to a Change in Control under Section 10(g), in which event it shall vest upon such termination.

      8.    Benefits.

      (a) Executive shall be entitled to participate in all Company sponsored retirement plans, 401(k) plans, life insurance plans, medical insurance plans, short-term and long-term disability insurance plans, and such other benefit plans generally available from time to time to executive management of the Company for which he qualifies under the terms of the plans. Executive's participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan. The Company shall supplement the insurance coverage and benefits in a separate executive benefits plan, including a minimum of $1 million life insurance coverage and appropriate long-term disability coverage, to be fully paid by Company.

      (b) Executive will receive at least three (3) weeks of paid vacation per year.

      (c) Executive shall participate in an executive perk fund with the same parameters available to certain senior executives, including the Chief Executive Officer.

      9. Reimbursement of Expenses. The Company will reimburse Executive for the ordinary and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with the Company's policies in effect from time to time, including, but not limited to membership in professional organizations as approved by the Chief Executive Officer, including but not limited to Adaptive Business Leaders Organization.

      10.   Termination of Employment.

      (a) Executive's employment under this Agreement may be terminated at any time by the Board of Directors of Company (and by the Board of Directors of any subsidiary or affiliated organization for employment with those entities), with or without Cause. Executive's employment is "at-will."


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

      (b) Executive's employment under this Agreement may terminate as described in Section 2.

      (c) Executive's employment under this Agreement shall terminate upon his retirement, resignation or death.

      (d) Executive's employment under this Agreement shall terminate upon written notice by Company to Executive of a termination due to Disability.

      (e) If Executive's employment terminates for Cause or for any reason other than as set forth in Sections 10(f) or (g), Company shall be obligated only to continue to pay Executive's base salary and, to the extent earned, accrued and unpaid, annual incentive bonus and furnish the then existing benefits under Section 8 up to the date of termination; provided, that if Executive's employment is terminated as a result of Executive's Disability, Executive shall remain eligible for benefits under any long-term disability program of Company, as amended from time to time, as long as his Disability continues.

      (f) If Executive's employment is terminated by Company without Cause or upon expiration of the Term without extension or upon constructive termination, in addition to the amounts payable under Section 10(e), Executive shall be entitled to receive his base salary, and medical and other insurance benefits under Section 8(a) for a period of twelve (12) months at the times and frequency regularly paid. In addition, all options granted to Executive shall vest and become immediately exercisable. As a condition to the salary and benefit continuation under this Section 10(f), Executive must first execute and deliver to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company's performance under this Section 10(f) and of Executive's vested rights under any Company sponsored retirement plans, 401(k) plans and stock ownership plans.

      (g)   If Executive's employment is terminated by the Company within three
            (3) months before or after a Change in Control, or Executive resigns as the result of a material reduction in his duties or constructive termination following a Change in Control, in addition to the amounts payable under Section 10(e), upon execution and delivery of the release of all claims described in Section 10(f), Executive shall be entitled to receive his base salary, plus annual bonus, and medical and other insurance benefits under Section 8(a) for a period of twenty-four (24) months. In addition, all options granted to Executive shall vest and become immediately exercisable.

      (h) All amounts due from Executive to the Company, including all amounts of principal and interest due under any loans from the Company to the Executive, shall be immediately due and payable by the Executive to the Company upon termination of employment. The Company may offset any such amounts, dollar for dollar, against salary continuation to which Executive may be entitled under Sections 10(f) or (g).


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      11.   Definitions. The meaning of certain terms in this Agreement are as follows:

      (a)   "Cause" shall consist of any of the following:

            (i) the Executive is convicted of, or has pleaded guilty or entered a plea of nolo contendere to, a felony (under the laws of the United States or any state thereof);

            (ii) fraudulent conduct by the Executive in connection with the business or other affairs of the Company or any related company or the theft, embezzlement, or other criminal misappropriation of funds by the Executive from the Company or any related company;

            (iii) the Executive's failure to perform the duties of the Chief
                  Financial Officer or failure to satisfy fiduciary obligations toward shareholders, after reasonable notice has been provided of such non-performance and, if such failure is curable, Executive has not cured such failure within a reasonable period following such notice; or

            (iv) the Executive's gross negligence to comply with reasonable directives of the Chief Executive Officer or Board which are communicated to him in writing, after reasonable notice has been provided of such non-performance and, if such failure is curable, Executive has not cured such failure within a reasonable period following such notice.

      (b)   "Change in Control" means:

            (i) a sale or other disposition of all or substantially all of the assets of the Company;

            (ii) a merger or consolidation in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity's voting power immediately after the transaction;

            (iii) a reverse merger in which the Company is the surviving entity but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, and in which the shareholders of the Company immediately prior to such merger own less that fifty percent (50%) of the Company's voting power immediately after the transaction; or

            (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged (other than to form a holding company in which the shareholders of the Company immediately prior to such recapitalization own not less than fifty percent (50%) of the holding company's voting power immediately after the transaction).


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      (c)   "Disability" means the inability of Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his material duties of employment with Company as determined in good faith by Company, for (i) any period of one hundred twenty (120) consecutive days or (ii) a period of one hundred eighty days (180) in any continuous twenty-four (24) month period, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. Benefits to which Executive is entitled under any disability policy or plan provided by Company shall reduce the base salary paid to Executive during any period of Disability on a dollar-for-dollar basis.

      12. Confidential Information. During Executive's employment with the Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to the Company in strict confidence and shall not use, disclose or otherwise communicate the Confidential Information to anyone other than the Company without the prior written consent of the Company. "Confidential Information" includes, without limitation, financial information, trade secrets, business plans, business methods or practices, market studies, customer lists, referral lists and other proprietary business information of the Company. "Confidential Information" shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by the Company to third parties without restrictions on such third parties. Executive shall return all Confidential Information to the Company upon termination of employment.

      13. Solicitation of Customers. During his employment with the Company and for a period after the termination of Executive's employment, regardless of the reason for the termination, equal to the greater of (a) one (1) year or (b) the period for which Executive receives payment of his base salary under Section 10(f) or (g) (the "Non-Competition Period"), Executive shall not influence or attempt to influence, directly or indirectly, any customer of the Company to divert its business away from the Company.

      14. Soliciting Employees. Executive agrees that during his employment with the Company and during the Non-Competition Period, he will not directly or indirectly solicit any person who is then, or at any time within six months prior thereto was, an employee of the Company to work for any person or entity then in competition with the Company. 15. Non-Competition. During his employment with the Company and during the Non-Competition Period, Executive shall not, directly or indirectly, in any capacity:

      (a) Engage, own or have any interest in;

      (b) Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;


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      (c)   Furnish consultation or advice to; or

      (d)   Permit his name to be used in connection with;

any person or entity that competes with the business of the Company. Notwithstanding the foregoing, holding five percent (5%) or less of an interest in the equity, stock options or debt of any publicly traded company, nor serving as the Chairman or as a director of Avalon Digital Marketing Systems, Inc., shall not be considered a violation of this Section 15.

      16. Remedies. In the event of a material breach or threatened material breach of Section 12, Section 13, Section 14 or Section 15, Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the aforementioned Sections. In the event of any such material breach, if applicable Company may immediately cease payment of Executive's base salary and the providing to Executive of benefits under Section 10(f) or (g).

      17. Severability and Savings. Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive's employment with the Company. If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

      18. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives. This Agreement is not assignable by Executive.

      19. Entire Agreement. This Agreement, including the Schedules hereto, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth in this Agreement.

      20.   Miscellaneous.

            (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Company and Executive. The waiver or nonenforcement by the Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.

            (b) Any notice under this Agreement must be in writing and delivered personally or by overnight courier, sent by facsimile transmission or mailed by registered or certified mail to the parties at their respective addresses.

            (c) This Agreement shall be governed by the laws of the State of California.


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            (d)   This Agreement may be executed in counterparts, which together shall constitute one Agreement.

            (e) By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement.

The parties have executed this Agreement as of the Effective Date.

                                                 _______________________________
                                                 Robert I. Webber

                                                 DynTek, Inc.

                                                 _______________________________
                                                 By

                                                 _______________________________
                                                 Its


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